EXHIBIT 10.34

First Amendment to Lease Agreement

This First Amendment To Lease Agreement (the “Agreement”) is made and entered into as of March 31, 2005, by and between WILLOW PARK HOLDING COMPANY II, LLC, a Delaware limited liability company (“Landlord”), and Conor Medsystems, Inc., a Delaware corporation (“Tenant”), with reference to the following facts.

RECITALS

A.    Landlord and Tenant have entered into that certain Lease Agreement dated as of November 1, 2003 (the “Lease”), for the leasing of certain premises consisting of approximately 28,938 rentable square feet located at 1003 Hamilton Avenue, Menlo Park, California (the “Original Premises”) as such Original Premises are more fully described in the Lease.

B.    Landlord and Tenant now wish to amend the Lease to provide for, among other things, the expansion of the Original Premises to include those certain premises consisting of approximately 25,648 rentable square feet located at 1005 Hamilton Avenue, Menlo Park, California (the “Expansion Premises”), which Expansion Premises are depicted on the site plan attached hereto and made a part hereof as Exhibit A, all upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.    Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.    Term: The Term of the Lease, which is currently scheduled to expire on April 30, 2007 (the “Lease Expiration Date”), is hereby extended through August 31, 2008 (the “Revised Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from and after the EP Commencement Date through the Revised Expiration Date shall hereinafter be referred to as the “First Extended Term.

3.    Premises:

3.1    Commencing on March 31, 2005 (the “EP Commencement Date”) the Original Premises shall be expanded to include the Expansion Premises for a term coterminous with the Term of the Lease and leased on the same terms and conditions set forth in the Lease, except as otherwise set forth in this Amendment.

3.2    For purposes of the Lease, from and after the EP Commencement Date, the “Premises” as defined in Section 1 of the Lease shall mean and refer to the aggregate of the Original Premises and the Expansion Premises consisting of a combined total of approximately 54,586 rentable square feet located at 1003 and 1005 Hamilton Avenue, Menlo Park, California. Accordingly, from and after the EP Commencement Date, all references in this Amendment and in the Lease to the term “Premises” shall mean and refer to the Original Premises and the Expansion Premises. Landlord and Tenant hereby agree that for purposes of the Lease, from and

1.

after the EP Commencement Date, the rentable square footage area of the Premises shall be conclusively deemed to be 54,586 rentable square feet. In addition to the foregoing, it is the parties express intention that the balance of the Term of the Lease for the Original Premises and the Expansion Premises be coterminous with the Expiration Date of the initial Term as specified in the Lease and that any option or renewal term described in the Lease shall be applicable to both the Premises and the Expansion Premises.

3.3    Notwithstanding anything to the contrary contained herein or in the Lease, Landlord shall neither be subject to any liability, nor shall the validity of the Lease be affected if Landlord is not able to deliver to Tenant possession of the Expansion Premises by the EP Commencement Date. Provided, however, Tenant’s obligation to pay Rent on the Expansion Premises shall commence on the date possession is tendered.

3.    Base Rent: The Basic Lease Information and Section 3 of the Lease are hereby modified to provide that from and after the EP Commencement Date the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Section 3 of the Lease shall be as follows:

Period	Original Premises Monthly Base Rent	Expansion Premises Monthly Base Rent	Aggregate Amount of Monthly Base Rent
3/31/2005-4/30/2005	$35,326.00	$0.00	$35,326.00
5/1/2005-8/31/2005	$45,187.00	$0.00	$23,833,00
9/1/2005-4/30/2006	$45,187.00	$21,801.00	$66,988.00
5/1/2006-8/31/2006	$30,385.00	$21,801.00	$52,186.00
9/1/2006-4/30/2007	$30,385.00	$22,570.00	$52,955.00
5/1/2007-8/31/2007	$25,465.00	$22,570.00	$48,035.00
9/1/2007-8/31/2008	$26,334.00	$23,340.00	$49,674.00

4.    Condition of the Expansion Premises: Subject to the provisions of Paragraph 2 above, on the EP Commencement Date Landlord shall deliver to Tenant possession of the Expansion Premises in its then existing condition and state of repair, “AS IS”, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Expansion Premises except as otherwise set forth in Exhibit B hereto. The EP Tenant Improvements (defined in Exhibit B) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit B attached to this Amendment, and not pursuant to Exhibit B attached to the Lease which shall not be applicable to the Expansion Premises. Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, all regulations and guidelines related thereto and all requirements of Title 24 of the State of California, and all costs incurred for purposes of compliance therewith shall be a part

2.

of and included in the cots of the EP Tenant Improvements. By taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in good condition and state of repair. Any exception to the foregoing provisions must be made by express written agreement signed by both parties. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Expansion Premises, Building, or Park or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein.

Tenant further acknowledges and agrees that the EP Tenant Improvements described in Exhibit B attached hereto will be installed and constructed by Landlord in the Expansion Premises during the period of Tenant’s occupancy of the Expansion Premises; however the completion of such Tenant Improvements therein shall not affect Tenant’s obligation to pay Rent and to perform all of Tenant’s covenants and obligations under the Lease. Tenant hereby expressly (i) agrees that Tenant shall have no right or claim to any abatement, offset or other deduction of the amount of Rent payable by Tenant for the Original Premises and/or the Expansion Premises due to the installation and construction of any of the EP Tenant Improvements, (ii) grants Landlord access to any and all of the Original Premises and Expansion Premises to perform the EP Tenant Improvements, (iii) waives any rights or claims Tenant may have at law or in equity with respect to any interference with Tenant’s conduct of its operations in and about the Original Premises and Expansion Premises during the pendency of the work associated with the EP Tenant Improvements, (iv) agrees to use commercially reasonable efforts to not interfere, and to not allow any of Tenant’s Representatives to interfere, with Landlord and its contractors, representatives and consultants in the performance of the work associated with the completion of the EP Tenant Improvements, and (v) agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, unreasonably interfere with Landlord or Landlord’s agents or representatives in performing any of the aforementioned work and any additional work related thereto, Landlord’s work in other areas of the Building or the Park, or the general operation of the Building.

5.    Letter of Credit: In accordance with Addendum 1, no later than March 31, 2005, Tenant shall deposit with Landlord an amendment to the Original Letter of Credit evidencing coverage for both the Original Premises and Expansion Premises (collectively the “Premises”) for the First Extended Term and any extended terms thereafter. Commencing March 31, 2005 the sum of $115,000.00, the Original Letter of Credit shall hereinafter be referred to as (the “EP Letter of Credit”). From and after the EP Commencement Date, the term “Letter of Credit” shall mean and refer to the EP Letter of Credit in the amount of $115,000.00. The EP Letter of Credit shall be subject to, and the use and application thereof governed by, Addendum 1 of the Lease.

6.    Tenant’s Share of Operating Expenses: As of 9/1/2005, the Lease shall be modified to provide that Tenant’s Share of Operating Expenses (as defined in the Basic Lease Information and Section 6 of the Lease) shall be increased to 100%.

7.    Tenant’s Share of Tax Expenses: As of 9/1/2005, the Lease shall be modified to provide that Tenant’s Share of Tax Expenses (as defined in the Basic Lease Information and Section 6.2 of the Lease) shall be increased to 100%.

3.

8.    Tenant’s Share of Utility Expenses: As of the EP Commencement Date, the Lease shall be modified to provide that Tenant’s Share of Utility Expenses (as defined in the Basic Lease Information and Section of the Lease) shall be increased to 100%.

9.    Tenant’s Share of Common Area Utility Costs: As of the EP Commencement Date, the Lease shall be modified to provide that Tenant’s Share of Common Area Utility Costs (as defined in the Basic Lease Information and Section 7 of the Lease) shall be increased to 100%.

10.    Tenant’s Obligation to pay Operating Expenses, Tax Expenses, and Common Area Utility Costs — Expansion Premises solely: Tenant’s obligation to pay Tenant’s Share of Operating Expenses, Tax Expenses, Utility Expenses and Common Area Utility Costs associated with the Expansion Premises shall commence on September 1, 2005. Commencing on the EP Commencement Date, Tenant shall be responsible for the interior Utility Costs associated with the Expansion Premises.

11.    Unreserved Parking Spaces: As of the EP Commencement Date, the Lease shall be modified to provide that Tenant’s Unreserved Parking Spaces (as defined in the Basic Lease Information) shall be increased to 54.

12.    Insurance: Tenant shall deliver to Landlord, upon execution of this Amendment, a certificate of insurance evidencing that the Expansion Premises are included within and covered by Tenant’s insurance policies required to be carried by Tenant pursuant to the Lease.

13.    Brokers: Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment whose commission shall be payable by Landlord other than BT Commercial. If Tenant has dealt with any person, real estate broker or agent with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys’ fees and costs.

14.    Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

15.    Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

16.    Authority: Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

17.    Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.

4.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Tenant:

Conor Medsystems, Inc.,

a Delaware corporation

By:	/s/ Michael Boennighausen

Its:	CFO

Date:	March 31, 2005

By:	_____________________________________

Its:	_____________________________________

Date:	_____________________________________

Landlord:

WILLOW PARK HOLDING COMPANY II, LLC,

a Delaware limited liability company

By:	AMB PROPERTY, L.P., a Delaware limited partnership, its manager

By:	AMB PROPERTY CORPORATION a Maryland corporation, its general partner

By:	/s/ John L. Rossi John L. Rossi

Its:	Senior Vice President

Date:	3/31/05

5.

Exhibit A to First Amendment to Lease Agreement

Premises

This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain First Amendment to lease Agreement dated February 8, 2005 (the “Amendment”), by and between WILLOW PARK HOLDING COMPANY II, LLC, a Delaware limited liability company (“Landlord”), and Conor Medsystems, Inc., a Delaware corporation (“Tenant”), for the leasing of certain premises located in Willow Park at Building E, 1003 Hamilton Avenue, Menlo Park, California (the “Expansion Premises”).

The Premises consist of the rentable square footage of space specified in the Basic Lease Information and has the address specified in the Basic Lease Information. The Premises are a part of and are contained in the Building specified in the Basic Lease Information. The cross-hatched area depicts the Premises within the Building:

6.

Exhibit B to First Amendment to Lease Agreement

Tenant Improvements

This exhibit, entitled “Tenant Improvements”, is and shall constitute Exhibit B to that certain First Amendment to Lease Agreement dated February 8, 2005 (the “Amendment”), by and between WILLOW PARK HOLDING COMPANY II, LLC, a Delaware limited liability company (“Landlord”), and Conor Medsystems, Inc., a Delaware corporation (“Tenant”), for the leasing of certain premises located in Willow Park at Building E, 1005 Hamilton Avenue, Menlo Park, California (the “Expansion Premises”). The terms, conditions and provisions of this Exhibit B are hereby incorporated into and are made a part of the Amendment. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Amendment.

1.    Tenant Improvements. Subject to the conditions set forth below, Landlord agrees to construct and install certain improvements (the “EP Tenant Improvements”) in the Building of which the Premises are a part in accordance with the Final Drawings (defined below) and pursuant to the terms of this Exhibit B.

2.    Definition. “EP Tenant Improvements” as used in this Amendment shall include only those interior portions of the Building which are described below. The EP Tenant Improvements shall specifically not include any alterations, additions or improvements installed or constructed by Tenant, and any of Tenant’s trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (collectively, “Personal Property”). The EP Tenant Improvements shall include any and all interior improvements to be made to the Premises as specified in the Final Drawings (defined below), as specified and agreed to by Tenant and Landlord.

3.    Tenant’s Initial Plans; the Work. Tenant desires Landlord to perform certain EP Tenant Improvements in the Premises. The EP Tenant Improvements shall be in substantial accordance with the plan(s) and scope of work (collectively, the “Initial Plans”) which has been prepared by Legacy Partners, CDS after the parties meet and confer to agree upon a scope of work immediately after full execution of this Amendment. Within fifteen (15) business days from the date Landlord and Tenant meet to discuss the scope of work, Landlord shall deliver to Tenant the Initial Plans. A copy of the Initial Plans shall be attached hereto as Schedule 1, as soon as practicable thereafter. Such work, as shown in the Initial Plans and as more fully detailed in the Approved Final Drawings (as defined and described in Section 4 below), shall be hereinafter referred to as the “Work”. Not later than five (5) days after the Initial Plans are prepared and delivered to Tenant, Tenant or Tenant’s Representatives shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord’s architects and engineers, as applicable, to prepare mechanical, electrical and plumbing plans and to prepare the Final Drawings, including, but not limited to, a final telephone layout and special electrical connections, if any. All plans, drawings, specifications and other details describing the Work which have been, or are hereafter, furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Change Request (hereafter defined in Section 10 below) because, in Landlord’s reasonable opinion, the work as

7.

described in any such item or any Change Request, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building or the Park; (d) would violate any applicable governmental, administrative body’s or agencies’ laws, rules, regulations, ordinances, codes or similar requirements (or interpretations thereof); (e) contains or uses Hazardous Materials; (f) would adversely affect the appearance of the Building or the Park; (g) might adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises; (h) is prohibited by any ground lease affecting the Building, the Lot and/or the Park, any Recorded Matters or any mortgage, trust deed or other instrument encumbering the Building, the Lot and/or the Park; (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work; (j) is not, at a minimum, in accordance with Landlord’s Building Standards; (k) would increase the EP Tenant Improvement Costs (defined in Section 9 below) by more than ten percent (10%) from the cost originally estimated and anticipated by the parties; or (l) would delay completion of the Final Drawings, the Approved Final Drawings and/or the EP Tenant Improvements. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work, the Initial Plans or any other plans, specifications, drawings or other items associated with the Work or any Change Request nor Landlord’s performance, supervision or monitoring of the Work shall constitute any warranty or covenant by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Work and the Approved Final Drawings are adequate to fully meet the needs and requirements of Tenant’s use and intended operations of its business within the Premises.

4.    Final Drawings and Approved Final Drawings. If necessary for the performance of the Work, and to the extent not already included as part of the Initial Plans to be attached hereto, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Work (the “Final Drawings”) based on and consistent with the Initial Plans and the other plans, specifications, drawings, finish details or other information furnished by Tenant or Tenant’s Representatives to Landlord and approved by Landlord pursuant to Section 3 above. Tenant shall cooperate diligently with Landlord and Landlord’s architect, engineer and other representatives and Tenant shall furnish within five (5) days after any request therefor, all information required by Landlord or Landlord’s architect, engineer or other representatives for completion of the Final Drawings. So long as the Final Drawings are substantially consistent with the Initial Plans, Tenant shall approve the Final Drawings within five (5) days after receipt of same from Landlord. Tenants failure to approve or disapprove such Final Drawings within the foregoing five (5) day time period, shall be conclusively deemed to be approval of same by Tenant. If Tenant reasonably disapproves of any matters included in the Final Drawings because such items are not substantially consistent with the Initial Plans, Tenant shall, within the aforementioned five (5) day period, deliver to Landlord written notice of its disapproval and Tenant shall specify in such written notice, in sufficient detail as Landlord may reasonably require, the matters disapproved, the reasons for such disapproval, and the specific changes or revisions necessary to be made to the Final Drawings to cause such drawings to substantially conform to the Initial Plans. Any additional costs associated with such requested changes or revisions shall be included as part of the EP Tenant Improvement Costs (defined below). The

8.

foregoing procedure shall be followed by the parties until the Final Drawings are acceptable to both Landlord and Tenant. Landlord and Tenant shall indicate their approval of the Final Drawings by initialing each sheet of the Final Drawings and delivering to one another a true and complete copy of such initialed Final Drawing (the “Approved Final Drawings”). A true and complete copy of the Approved Final Drawings shall be attached to the Amendment as Exhibit B-1 and shall be made a part hereof. Any changes or revisions to the Approved Final Drawings requested by Tenant must first be approved by Landlord, which approval shall not be unreasonably withheld, subject to the provisions of Section 3 above. If Landlord approves such requested changes or revisions, Landlord shall cause the Approved Final Drawings to be revised accordingly and Landlord and Tenant shall initial each sheet of the Approval Final Drawings as revised and replace and attach a true and complete copy thereof to the Amendment as Exhibit B-1. Landlord and Tenant hereby covenant to each other to cooperate with each other and to act reasonably in the preparation and approval of the Final Drawings and the Approved Final Drawings.

5.    Performance of Work. As soon as practicable after Tenant and Landlord initial and attach to the Amendment as Exhibit B-1 a true and complete copy of the Approved Final Drawings, Landlord shall submit the Approved Final Drawings to the governmental authorities having rights of approval over the Work and shall apply for the necessary approvals and building permits. Subject to the satisfaction of all conditions precedent and subsequent to its obligations under this Exhibit B, and further subject to the provisions of Section 11 hereof, as soon as practicable after Landlord or its representatives have received all necessary approvals and building permits, Landlord will put the Approved Final Drawings out for bid to several licensed and insured general contractors. The EP Tenant Improvements shall be constructed by a general contractor selected by Landlord (the “General Contractor”). Landlord shall commence construction, or cause the commencement of construction by the General Contractor, of the EP Tenant Improvements, as soon as practicable after selection of the General Contractor. Except as hereinafter expressly provided to the contrary, Landlord shall cause the performance of the Work using (except as may be stated or otherwise shown in the Approved Final Drawings) building standard materials, quantities and procedures then in use by Landlord (“Building Standards”).

6.    Substantial Completion. Landlord and Tenant shall cause the General Contractor to Substantially Complete (defined below) the EP Tenant Improvements in accordance with the Approved Final Drawings, subject to delays due to (a) acts or events beyond Landlord’s control including, but not limited to, acts of God, earthquakes, strikes, lockouts, boycotts, casualties, discontinuance of any utility or other service required for performance of the Work, moratoriums, governmental agencies, delays on the part of governmental agencies, delays in obtaining permits or approvals from governmental agencies and inclement weather (including rain delays), (b) the lack of availability or shortage of specialized materials used in the construction of the EP Tenant improvements, (c) any matters beyond the control of Landlord, the General Contractor or any subcontractors, (d) any changes required by the fire department, building and/or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the EP Tenant Improvements (except to the extent such changes are directly attributable to Tenant’s use or Tenant’s particular EP Tenant Improvements, in which event such delays are considered Tenant Delays) (the events and matters set forth in Subsections (a), (b), (c) and (d) are collectively referred to as “Force Majeure Delays”), or (e) any Tenant Delays (defined in Section 7 below). The EP Tenant Improvements shall be deemed

9.

substantially complete on the date that the General Contractor issues to Landlord a notice of substantial completion, or the date that the building officials of the applicable governmental agency(s) issues its final approval of the construction of the EP Tenant Improvements whether in the form of the issuance of a final permit, certificate of occupancy or the written approval evidencing its final inspection on the building permit(s) (“Substantial Completion”, or “Substantially Completed”, or “Substantially Complete”). Tenant hereby acknowledges and agrees that the term “Substantial Completion” of the EP Tenant Improvements as used herein will not include the completion of any work associated with Tenant’s Installations, including without limitation, Tenant’s storage requirements, Tenant’s data equipment and telecommunication systems, and work related to any requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations. Landlord agrees to use reasonable efforts to Substantially Complete the Work as soon as practicable. The Amendment shall remain in full force and effect, Landlord shall not be deemed to be in breach or default of the Amendment or this Exhibit B and Landlord shall have no liability to Tenant as a result of any delay in Substantial Completion of the Work (whether for damages, abatement of all or any portion of the Rent, or otherwise). Subject to the provisions of Section 10 of the Lease, the EP Tenant Improvements shall belong to Landlord and shall be deemed to be incorporated into the Premises for all purposes of the Amendment, unless Landlord, in writing, indicates otherwise to Tenant.

7.    Tenant Delays. “Tenant Delays” means any delay attributable to Tenant and/or any of Tenant’s Representatives or Tenant’s intended use of the Premises including, but not limited to, any of the following described events or occurrences: (a) delays related to changes made or requested by Tenant to the Work, the Final Drawings and/or the Approved Final Drawings; (b) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or other information required under Sections 3 and 4 above; (c) the failure of Tenant to comply with the requirements of Section 11 below; (d) Tenant’s requirements for special work or materials, finishes, or installations other than the Building Standards or Tenant’s requirements for special construction or phasing; (e) any changes required by the fire department, building or planning department, building inspectors or any other agency having jurisdiction over the Building, the Work and/or the EP Tenant Improvements if such changes are directly attributable to Tenant’s use or Tenant’s particular EP Tenant Improvements; (f) the completion of any work associated with Tenant’s Installations, including without limitation, Tenant’s storage requirements, Tenant’s data equipment and telecommunication systems, and work related to any requirements of governmental and regulatory agencies with respect to any of Tenant’s Installations; (g) the performance of any additional work pursuant to a Change Request that is initiated by Tenant; (h) the performance of work in or about the Premises by any person, firm or corporation employed by or on behalf of Tenant, including, without limitation, any failure to complete or any delay in the completion of such work; and/or (i) any and all delays caused by or arising from the acts or omissions of Tenant and/or Tenant’s Representatives, in any manner whatsoever, including, but not limited to, any and all revisions to the Final Drawings and Approved Final Drawings. Notwithstanding anything to the contrary contained in the Amendment, any delays in the construction of the EP Tenant Improvements due to any of the events described above, shall in no way affect the requirement that Tenant continue to pay Rent under the terms of the Amendment. It is the intention of the parties that all of such delays will be considered Tenant Delays for which Tenant shall be wholly and completely responsible for any and all consequences related to such delays, including, without limitation, any costs and

10.

expenses attributable to increases in labor or materials.

8.    EP Tenant Improvement Allowance. Subject to the provisions of this Exhibit B, Landlord shall provide to Tenant an allowance for the planning and construction of the EP Tenant Improvements including the Work to be performed in the Premises, as described in the Initial Plans and the Approved Final Drawings, in the amount of Three Hundred Seven Thousand Seven Hundred Seventy-Six and 00/100 Dollars ($307,776.00), or $12.00 per rentable square feet (the “EP Tenant Improvement Allowance”). Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the EP Tenant Improvement Allowance specified above exceeds the actual EP Tenant Improvement Costs. The EP Tenant Improvement Allowance shall only be used for tenant improvements typically installed by Landlord in research and development buildings. The EP Tenant Improvement Allowance shall be the maximum contribution by Landlord for the EP Tenant Improvement Costs and shall be subject to the provisions of Section II below.

9.    EP Tenant Improvement Costs. The EP Tenant Improvement cost (“EP Tenant Improvement Costs”) shall mean and include any and all costs and expenses of the Work, including, without limitation, all of the following:

(a)    All costs of preliminary space planning and final architectural and engineering plans and specifications ( (including, without limitation, the scope of work, all plans and specifications, the Initial Plans, the Final Drawings and the Approved Final Drawings) for the EP Tenant Improvements, and architectural fees, engineering costs and fees, and other costs associated with completion of said plans;

(b)    All engineering costs associated with completion of the State of California energy utilization calculations under Title 21 legislation;

(c)    All costs of obtaining building permits and other necessary authorizations and approvals from all local governmental authorities and all other applicable agencies and entities having jurisdiction thereof;

(d)    All costs of Interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(e)    All direct and indirect costs of procuring, constructing and installing the EP Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord’s consultants and the General Contractor in connection with construction of the EP Tenant Improvements, and all labor (including overtime) and materials constituting the Work;

(f)    All fees payable to the General Contractor, architect and Landlord’s engineering firm if they are required to redesign any portion of the EP Tenant Improvements following Tenant’s and Landlord’s approval of the Approved Final Drawings;

(g)    Utility connection fees;

11.

(h)    Inspection fees and filing fees payable to local governmental authorities, if any;

(i)    All costs of all permanently affixed equipment and non-trade fixtures provided for in the Approved Final Drawings, including the cost of installation; and,

(j)    A construction management fee payable to Landlord in the amount of five percent (5%) of all direct and indirect costs of procuring, constructing and installing the EP Tenant Improvements in the Premises and the Building (the “CM Fee”).

10.    Change Requests. No changes or revisions to the Approved Final Drawings shall be made by either Landlord or Tenant unless approved in writing by both parties. Upon Tenant’s request and submission by Tenant (at Tenants sole cost and expense) of the necessary information and/or plans and specifications for any changes or revisions to the Approved Final Drawings and/or for any work other than the Work described in the Approved Final Drawings (“Change Requests”) and the approval by Landlord of such Change Request(s), which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform the additional work associated with the approved Change Request(s), at Tenant’s sole cost and expense, subject, however, to the following provisions of this Section 10. Prior to commencing any additional work related to the approved Change Request(s), Landlord shall submit to Tenant a written statement of the cost of such additional work and a proposed tenant change order therefor (“Change Order”) in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such Change Order and shall pay the entire cost of such additional work in the following described manner. Any costs related to such approved Change Request(s) and Change Order shall be added to the EP Tenant Improvement Costs and shall be paid for by Tenant as and with any Excess EP Tenant Improvement Costs as set forth in Section 11 below. Any delays associated with any Change Request or Change Order shall be considered a Tenant Delay. The billing for such additional costs to Tenant shall be accompanied by evidence of the amounts billed as is customarily used in the business. Costs related to approved Change Requests and Change Orders shall include without limitation, any architectural or design fees, Landlord’s construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord and/or Landlord’s consultants, and the General Contractor’s price for effecting the change. If Tenant fails to execute or deliver such Change Order, or to pay the costs related thereto, then Landlord shall not be obligated to do any additional work related to such approved Change Request(s) and/or Change Orders, and Landlord may proceed to perform only the Work, as specified in the Approved Final Drawings. Landlord shall equitably adjust the amount of the EP Tenant Improvement Costs for any deletions in the scope of the Work.

11.    Excess EP Tenant Improvement Costs. The term “Excess EP Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of the amount by which the actual EP Tenant Improvement Costs exceed the EP Tenant Improvement Allowance. Tenant shall promptly pay and be solely responsible for any and all Excess EP Tenant Improvement Costs. Within five (5) days following Landlord’s determination of such Excess EP Tenant Improvement Costs, Tenant shall pay all of such Excess Tenant Improvement Costs to Landlord for disbursement to General Contractor.

12.    Termination. If the Lease is terminated prior to the date on which the EP Tenant

12.

Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the EP Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the EP Tenant Improvements and restoration costs related thereto. Subject to the provisions of Section 10.2 of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the EP Tenant Improvements it being the intention of the parties that the EP Tenant Improvements are to be considered incorporated into the Building. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to terminate the Lease, upon written notice to Tenant, if Landlord is unable to obtain a building permit for the EP Tenant Improvements within one hundred eighty (180) days from the date the Amendment is signed by Tenant. From and after the date on which the Lease is terminated, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Tenant under the Lease which expressly survive and continue after the termination or expiration of the Lease.

13.    Amendment Provisions; Conflict. The terms and provisions of the Lease and the Amendment, insofar as they are applicable, in whole or in part, to this Exhibit B, are hereby incorporated herein by reference, and specifically including all of the provisions of Section 31 of the Lease. In the event of any conflict between the terms of the Lease or the Amendment and this Exhibit B, the terms of this Exhibit B shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

13.